                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER:  000-52597

CUSIP NUMBER:

(Check One) |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
            |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

For Period Ended:  September 30, 2008

[ ] Transition Report on Form 10-K          [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K          [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I--REGISTRANT INFORMATION

NEDAK Ethanol, LLC
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

87590 Hillcrest Road, P.O. Box 391
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Address of Principal Executive Office (Street and Number)
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Atkinson, Nebraska 68713
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|x|  (a) The  reason  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|x|  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the subject  quarterly  report or transition report on Form  10-Q,  or  subject  distribution  report on Form  10-D,  or portion  thereof,  will be  filed  on or  before  the  fifth  calendar  day following the prescribed due date; and

     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

PART III--NARRATIVE

State below in reasonable  detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR,
N-CSR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

The Registrant requires additional time to assure the accuracy of its financial statements.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Daniel Peterson                                 (314) 345-6246
---------------------------------               ---------------------------
(Name)                                          (Area Code) (Telephone Number)

(2) Have all other  periodic  reports  required under Section 13 or 15(d) of the
Securities  Exchange Act of 1934 or Section 30 of the Investment  Company Act of
1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,
identify report(s). |X|Yes |_|No

(3) Is it anticipated that any significant  change in results of operations from the  corresponding  period for the last  fiscal  year will be  reflected  by the earnings  statements  to be included in the subject  report or portion  thereof?
|_|Yes |X|No

If so, attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               NEDAK Ethanol, LLC
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date:  November 14, 2008               By:     /s/ Jerome Fagerland
                                          --------------------------------------
                                       Name:   Jerome Fagerland
                                       Title:  President